Exhibit 99.1


           EDT Learning Closes Private Placement Offering;
       Company Oversubscribes Offering and Raises $1.5 Million


    PHOENIX--(BUSINESS WIRE)--Sept. 17, 2003--EDT Learning, Inc. (AMEX:EDT), a leading provider of Web conferencing, virtual classroom and Web collaboration software, today announced that it has completed its private placement of preferred stock. The Company had expected to raise $1.0 million, with the ability to reach as much as $1.5 million in gross proceeds. The Company oversubscribed the Offering and accepted subscriptions with a total gross proceeds of $1.5 million. The Company intends to use the proceeds from this private placement for general corporate purposes.
    Closing the offering yesterday, the Company sold 30 units at $50,000 each. Each unit consisted of 5,000 shares of preferred stock and a warrant to purchase 25,000 shares of common stock. The preferred stock is convertible into the Company's common stock at a price of $0.50 per share, and the warrants are exercisable at a price of $1.50 per share with a three-year term. The Company will pay an 8% dividend to holders of the preferred stock, and the dividend is cumulative. The preferred stock is non-voting and non-participating. The shares of preferred stock will not be registered under the Securities Act of 1933, as amended, and were offered in a private placement providing exemption from registration.

    About EDT Learning, Inc.

    Headquartered in Phoenix, Arizona, EDT Learning (AMEX:EDT) is a leading provider of software and services that help organizations communicate more effectively and efficiently. EDT Learning's software products include:

    -- iLinc(TM) - iLinc is a suite of software that enables organizations to replace in-person meetings with online collaboration. The suite includes:

        -- LearnLinc(R), an online training software designed to provide live, instructor-led training and education over the Internet to remote students replicating the instructor-led environment;

        -- MeetingLinc(TM), an online meeting software designed to facilitate the sharing of documents, PowerPoint(TM) presentations, graphics, and applications between meeting participants without leaving their desks;

        -- ConferenceLinc(TM), a Web casting software designed to communicate in a one-to-many format, providing professional management of Web conferencing events; and

        -- SupportLinc(TM), a Web-based technical support software designed to give customer service organizations the ability to provide remote, hands-on support for products, systems, or software applications.

    iLinc is sold in 13 countries with versions available in six different languages including English, Chinese, German, Japanese, Portuguese, and Spanish. LearnLinc, part of the iLinc suite, won first place at the Synchronous e-Learning Shootout held at Online Learning's Conference in the fall of 2002, winning over such other notable companies as WebEx, PlaceWare, and Interwise.

    -- i-Canvas(TM) - An award-winning training development software tool that produces Web-based and CD Rom-based courses and software simulations.

    -- The Executive Training Library - An off-the-shelf online library of content on business-specific topics such as innovation, leadership, and communication, co-developed with respected names in business such as the Tuck School of Business at Dartmouth College.

    More information is available at www.edtlearning.com.

    This press release contains information that constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results described within the forward-looking statements. Factors that could contribute to such differences include, the rate of acceptance of e-Learning and changes in the e-Learning market in general, use of the Internet, acceptance of new products, the need for working capital, litigation and other matters more fully disclosed in the Company's reports filed with the Securities and Exchange Commission. The forward-looking information provided herein represents the Company's estimates as of the date of the press release, and subsequent events and developments may cause the Company's estimates to change. The Company specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Company's estimates of its future financial performance as of any date subsequent to the date of this press release.

    CONTACT: EDT Learning Inc., Phoenix
             James M. Powers, Jr., 602-952-1200